================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                                 XenoPort, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    98411C100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               Page 1 of 12 Pages

-------------------                                          -------------------
CUSIP No. 98411C100                    13G                   Page 2 of 12 Pages
-------------------                                          -------------------
                                  Schedule 13G
                                  ------------

Item 1(a).    Name of Issuer:
              --------------
              XenoPort, Inc. (the "Issuer").

Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              3410 Central Expressway, Santa Clara, CA 95051.

Item 2(a).    Names of Persons Filing:
              -----------------------
              ARCH Venture Fund IV, L.P. ("ARCH Venture Fund IV"); ARCH Entrepreneurs Fund, L.P. ("ARCH Entrepreneurs Fund"); ARCH Venture Fund IVA, L.P. ("ARCH Venture Fund IVA"); ARCH Venture Partners IV, LLC ("AVP IV LLC"); Healthcare Focus Fund, L.P. ("Healthcare Focus Fund"); ARCH Venture Partners V, L.P. ("AVP V L.P."); and ARCH Venture Partners V, LLC ("AVP V LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              -----------------------------------------------------------
              8725 W. Higgins Road, Suite 290, Chicago, IL  60631.

Item 2(c).    Citizenship:
              -----------
              ARCH Venture Fund IV, ARCH Entrepreneurs Fund, ARCH Venture Fund IVA, Healthcare Focus Fund and AVP V L.P. are limited partnerships organized under the laws of the State of Delaware. AVP IV LLC and AVP V LLC are limited liability companies organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d).    Title of Class of Securities:
              ----------------------------
              Common Stock, $.001 par value (the "Common Stock").

Item 2(e).    CUSIP Number:
              ------------
              98411C100

Item 3.       If this statement is filed pursuant to ss.ss. 240.13d-1(b) or
              -------------------------------------------------------------
              240.13d-2(b) or (c), check whether the person is a:
              --------------------------------------------------
              Not applicable.

Item 4.       Ownership
              ---------
              Each Reporting Person has ceased to own beneficially more than five percent 5% of the outstanding Common Stock of the Issuer.

Item 5.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------
              Not Applicable.

                               Page 2 of 12 Pages

-------------------                                          -------------------
CUSIP No. 98411C100                    13G                   Page 3 of 12 Pages
-------------------                                          -------------------

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2008
                                       ARCH VENTURE FUND IV, L.P.

                                       By:  ARCH Venture Partners IV, LLC
                                            its General Partner


                                            By:               *
                                               ---------------------------------
                                               Keith Crandell
                                               Managing Director

                                       ARCH ENTREPRENEURS FUND, L.P.

                                       By:  ARCH Venture Partners IV, LLC
                                            its General Partner


                                            By:               *
                                               ---------------------------------
                                               Keith Crandell
                                               Managing Director

                                       ARCH VENTURE FUND IVA, L.P.

                                       By:  ARCH Venture Partners IV, LLC
                                            its General Partner


                                            By:               *
                                               ---------------------------------
                                               Keith Crandell
                                               Managing Director

                                       ARCH VENTURE PARTNERS IV, LLC

                                       By:               *
                                          --------------------------------------
                                          Keith Crandell
                                          Managing Director

                               Page 3 of 12 Pages

-------------------                                          -------------------
CUSIP No. 98411C100                    13G                   Page 4 of 12 Pages
-------------------                                          -------------------

                                       HEALTHCARE FOCUS FUND, L.P.

                                       By:  ARCH Venture Partners V, L.P.
                                            its General Partner

                                            By:  ARCH Venture Partners V, LLC
                                                 Its General Partner

                                                 By:              *
                                                    ----------------------------
                                                    Keith Crandell
                                                    Managing Director


                                       ARCH VENTURE PARTNERS V, L.P.

                                       By:  ARCH Venture Partners V, LLC
                                            Its General Partner

                                            By:               *
                                               ---------------------------------
                                                 Keith Crandell
                                                 Managing Director


                                       ARCH VENTURE PARTNERS V, LLC

                                       By:               *
                                          --------------------------------------
                                            Keith Crandell
                                            Managing Director


                                                         *
                                       -----------------------------------------
                                       Steven Lazarus

                                                         *
                                       -----------------------------------------
                                       Keith Crandell

                                                         *
                                       -----------------------------------------
                                       Robert Nelsen

                                                         *
                                       -----------------------------------------
                                       Clinton Bybee

* By: /s/ Mark McDonnell
      -------------------------------
      Mark McDonnell as
      Attorney-in-Fact


______________________________________________________________________________

     This Amendment No. 2 to Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2, Exhibit 3 and
Exhibit 4, each incorporated herein by reference.

                               Page 4 of 12 Pages

-------------------                                          -------------------
CUSIP No. 98411C100                    13G                   Page 5 of 12 Pages
-------------------                                          -------------------


                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT
                                    ---------

         Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of XenoPort, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 7, 2008
                                       ARCH VENTURE FUND IV, L.P.

                                       By:  ARCH Venture Partners IV, LLC
                                            its General Partner


                                            By:               *
                                               ---------------------------------
                                               Keith Crandell
                                               Managing Director

                                       ARCH ENTREPRENEURS FUND, L.P.

                                       By:  ARCH Venture Partners IV, LLC
                                            its General Partner


                                            By:               *
                                               ---------------------------------
                                               Keith Crandell
                                               Managing Director

                                       ARCH VENTURE FUND IVA, L.P.

                                       By:  ARCH Venture Partners IV, LLC
                                            its General Partner


                                            By:               *
                                               ---------------------------------
                                               Keith Crandell
                                               Managing Director

                                       ARCH VENTURE PARTNERS IV, LLC

                                       By:            *
                                          --------------------------------------
                                          Keith Crandell
                                          Managing Director

                               Page 5 of 12 Pages

-------------------                                          -------------------
CUSIP No. 98411C100                    13G                   Page 6 of 12 Pages
-------------------                                          -------------------

                                       HEALTHCARE FOCUS FUND, L.P.

                                       By:  ARCH Venture Partners V, L.P.
                                            its General Partner

                                            By:  ARCH Venture Partners V, LLC
                                                 Its General Partner

                                                 By:              *
                                                    ----------------------------
                                                    Keith Crandell
                                                    Managing Director


                                       ARCH VENTURE PARTNERS V, L.P.

                                       By:  ARCH Venture Partners V, LLC
                                            Its General Partner

                                            By:               *
                                               ---------------------------------
                                               Keith Crandell
                                               Managing Director


                                       ARCH VENTURE PARTNERS V, LLC

                                       By:            *
                                          --------------------------------------
                                          Keith Crandell
                                          Managing Director


                                                         *
                                       -----------------------------------------
                                       Steven Lazarus

                                                         *
                                       -----------------------------------------
                                       Keith Crandell

                                                         *
                                       -----------------------------------------
                                       Robert Nelsen

                                                         *
                                       -----------------------------------------
                                       Clinton Bybee


* By: /s/ Mark McDonnell
      -------------------------------
      Mark McDonnell as
      Attorney-in-Fact
______________________________________________________________________________

This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2, Exhibit 3 and Exhibit 4, each incorporated herein by reference.

                               Page 6 of 12 Pages

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CUSIP No. 98411C100                    13G                   Page 7 of 12 Pages
-------------------                                          -------------------

                                                                       Exhibit 2
                                                                       ---------

                               POWERS OF ATTORNEY
                               ------------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 27th day of September, 2004.

                                       ARCH VENTURE FUND IV, L.P.

                                       By:  ARCH Venture Partners IV, LLC
                                            its General Partner


                                            By:  /s/ Keith Crandell
                                               ---------------------------------
                                                 Keith Crandell
                                                 Managing Director

                                       ARCH ENTREPRENEURS FUND, L.P.

                                       By:  ARCH Venture Partners IV, LLC
                                            its General Partner


                                            By:  /s/ Keith Crandell
                                               ---------------------------------
                                                 Keith Crandell
                                                 Managing Director

                                       ARCH VENTURE PARTNERS IV, LLC


                                       By:  /s/ Keith Crandell
                                            ------------------------------------
                                            Keith Crandell
                                            Managing Director


                                       /s/ Steven Lazarus
                                       -----------------------------------------
                                           Steven Lazarus

                               Page 7 of 12 Pages

-------------------                                          -------------------
CUSIP No. 98411C100                    13G                   Page 8 of 12 Pages
-------------------                                          -------------------

                                       /s/ Keith Crandell
                                       -----------------------------------------
                                           Keith Crandell

                                       /s/ Robert Nelsen
                                       -----------------------------------------
                                           Robert Nelsen

                                       /s/ Clinton Bybee
                                       -----------------------------------------
                                           Clinton Bybee

















                               Page 8 of 12 Pages

-------------------                                          -------------------
CUSIP No. 98411C100                    13G                   Page 9 of 12 Pages
-------------------                                          -------------------

                                                                       Exhibit 3
                                                                       ---------

                               POWERS OF ATTORNEY
                               ------------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

                                       ARCH VENTURE FUND V, L.P.

                                       By:  ARCH Venture Partners V, L.P.
                                            its General Partner

                                            By:  ARCH Venture Partners V, LLC
                                                 Its General Partner

                                                 By:  /s/ Keith Crandell
                                                    ----------------------------
                                                      Managing Director


                                       ARCH VENTURE FUND III, L.P.

                                       By:  ARCH Venture Partners, LLC
                                            its General Partner

                                            By:  /s/ Keith Crandell
                                               ---------------------------------
                                                 Managing Director

                                       ARCH VENTURE FUND II, L.P.

                                       By:  ARCH Management Partners II, L.P.
                                            Its General Partner

                                            By:  ARCH Venture Partners, L.P.
                                                 Its General Partner

                                                 By:  ARCH Venture Corporation
                                                      Its General Partner

                                                      By:  /s/ Keith Crandell
                                                         -----------------------
                                                           Managing Director
                               Page 9 of 12 Pages

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CUSIP No. 98411C100                    13G                   Page 10 of 12 Pages
-------------------                                          -------------------

                                       ARCH V ENTREPRENEURS FUND, L.P.

                                       By:  ARCH Venture Partners V, L.P.
                                            its General Partner

                                            By:  ARCH Venture Partners V, LLC
                                                      Its General Partner

                                                 By:  /s/ Keith Crandell
                                                    ----------------------------
                                                      Managing Director


                                       HEALTHCARE FOCUS FUND, L.P.

                                       By:  ARCH Venture Partners V, L.P.
                                            its General Partner

                                            By:  ARCH Venture Partners V, LLC
                                                 Its General Partner

                                                 By:  /s/ Keith Crandell
                                                    ----------------------------
                                                      Managing Director


                                       ARCH VENTURE PARTNERS V, L.P.

                                       By:  ARCH Venture Partners V, LLC
                                            Its General Partner

                                            By:  /s/ Keith Crandell
                                               ---------------------------------
                                                 Managing Director


                                       ARCH VENTURE PARTNERS V, LLC

                                       By:  /s/ Keith Crandell
                                          --------------------------------------
                                            Managing Director


                                       ARCH VENTURE PARTNERS, LLC

                                       By:  /s/ Keith Crandell
                                          --------------------------------------
                                            Managing Director

                                       ARCH MANAGEMENT PARTNERS II, L.P.

                                       By:  ARCH Venture Partners, L.P.
                                            its General Partner

                                            By:  ARCH Venture Corporation
                                                 its General Partner

                               Page 10 of 12 Pages

-------------------                                          -------------------
CUSIP No. 98411C100                    13G                   Page 11 of 12 Pages
-------------------                                          -------------------

                                                 By:  /s/ Keith Crandell
                                                    ----------------------------
                                                      Managing Director


                                       ARCH VENTURE PARTNERS, L.P.

                                       By:  ARCH Venture Corporation
                                            its General Partner

                                            By:  /s/ Keith Crandell
                                               ---------------------------------
                                                 Managing Director


                                       ARCH VENTURE CORPORATION

                                       By: /s/ Keith Crandell
                                          --------------------------------------
                                           Managing Director


                                       /s/ Steven Lazarus
                                       -----------------------------------------
                                       Steven Lazarus

                                       /s/ Keith Crandell
                                       -----------------------------------------
                                       Keith Crandell

                                       /s/ Robert Nelsen
                                       -----------------------------------------
                                       Robert Nelsen

                                       /s/ Clinton Bybee
                                       -----------------------------------------
                                       Clinton Bybee

                               Page 11 of 12 Pages

-------------------                                          -------------------
CUSIP No. 98411C100                    13G                   Page 12 of 12 Pages
-------------------                                          -------------------

                                                                       Exhibit 4
                                                                       ---------

                               POWERS OF ATTORNEY
                               ------------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2006.

                                       ARCH VENTURE FUND IVA, L.P.

                                       By:  ARCH Venture Partners IV, LLC
                                            its General Partner


                                            By: /s/ Keith Crandell
                                               ---------------------------------
                                               Keith Crandell
                                               Managing Director




                               Page 12 of 12 Pages